[PPL Letterhead]

EXHIBIT 5.1

February 23, 2018

PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Corporation, a Pennsylvania corporation (the “Company”), and as such am familiar with its affairs, including the proceedings in connection with the sale of shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company, having an aggregate offering price of up to $1,000,000,000, at any time and from time to time pursuant to (i) the Distribution Agreement, dated February 23, 2018 (the “Distribution Agreement”), among the Company and J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. and JPMorgan Chase Bank, National Association, London Branch, Barclays Bank PLC and Citibank N.A. (the “Forward Purchasers”) and (ii) separate letter agreements in the form attached as Exhibit B to the Distribution Agreement that may from time to time be entered into with any of the Forward Purchasers (each a “Forward Confirmation” and, together, the “Forward Confirmations”).

Upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that (1) the Shares to be issued and sold by the Company pursuant to the Distribution Agreement have been duly authorized and, when issued and delivered by the Company in accordance with the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable and (2) the Company has duly authorized the issuance and sale of the Shares to the Forward Purchasers pursuant to Forward Confirmations and, when the terms of any Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly established in accordance with the Distribution Agreement so as not to violate any applicable law or agreement or instrument then binding on the Company, and when issued upon physical settlement or net share settlement, as applicable, in accordance with such Forward Confirmations, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission in connection with the offer and sale of the Shares and the use of my name under the caption “Legal Matters” in the prospectus supplement relating to the Shares forming a part of the Registration Statement on Form S-3 (File No. 333-223142) filed by the Company with the Securities Exchange Commission under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Frederick C. Paine
Frederick C. Paine